EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-142630 on Form S-8 of our report dated May 5, 2006 (January 4, 2007, as to the effects of the restatement discussed in Note 18, and April 19, 2007, as to the effect of the reverse stock split, discussed in Note 17), as it relates to the financial statements for the nine months ended September 30, 2005 of Pharmasset, Inc. appearing in this Annual Report on Form 10-K of Pharmasset, Inc. for the year ended September 30, 2007

/s/ Deloitte & Touche LLP
Parsippany, New Jersey December 24, 2007